Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-79547) on Form S-8 of Bridgford Foods Corporation of our report dated January 28, 2009, with respect to the consolidated balance sheets of Bridgford Foods Corporation as of October 31, 2008 and November 2, 2007, and the related statements of operations, shareholders’ equity and comprehensive income and cash flows for the fiscal years ended October 31, 2008 and November 2, 2007, and the related financial statement schedule, which report appears in the October 31, 2008 annual report on Form 10-K of Bridgford Foods Corporation.

	/s/	HASKELL & WHITE LLP

Irvine, California
January 28, 2009